Exhibit 10.4

RESTRICTED STOCK RIGHTS

AWARD AGREEMENT

Issued pursuant to the Stock Award Program for Non-Employee Directors

under the Safeco Long-Term Incentive Plan of 1997

1. Grant of Award. Safeco Corporation (“Safeco”) hereby grants to                      (“Director”) 2,500 restricted stock rights pursuant to, and in accordance with the provisions of, the Stock Award Program for Non-Employee Directors under the Safeco Long-Term Incentive Plan of 1997, as Amended and Restated February 2, 2005 (the “Plan”) and the terms and conditions hereunder. The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between these terms and those in the Plan, the Plan shall govern. All capitalized terms that are not defined hereunder shall be as defined in the Plan.

2. Restricted Period and Settlement. The grant to Director of 2,500 restricted stock rights (the “Award”) shall vest on May 4, 2006. If, prior to May 4, 2006, Director voluntarily or involuntarily ceases service as a director for any reason other than (i) a Change in Control or (ii) Director’s death or permanent and total disability, Director shall have no rights to receive any shares underlying the Award. After May 4, 2006, the Award shall be settled in shares of Safeco common stock upon the termination of Director’s service as a director (the “Termination Date”), except as otherwise provided with respect to death, disability, or Change in Control. The period of time from the date of this Award until the Termination Date shall be the “Restricted Period.”

3. Tax Responsibility. As a condition to receiving the shares underlying the Award or payment for such shares, as the case may be, Director or Director’s estate shall be responsible for and must satisfy all applicable federal, state and local tax requirements.

4. Additional Compensation Payments. During the Restricted Period, Safeco shall pay to Director with respect to the shares underlying the Award, as additional compensation, an amount of cash equal to the dividends that would have been payable to Director during the Restricted Period if Director had owned such shares. Upon termination of service as a director, Director’s right to receive dividend equivalents under this paragraph shall immediately cease; provided; however, that if the termination of employment was due to Director’s death or disability (as defined in Section 5 below) and occurred after an ex-dividend date but prior to payment of the dividend, Director or the personal representative of Director’s estate shall be entitled to payment under this paragraph of an amount equivalent to such dividend.

5. Death or Disability. If Director ceases to serve as a director because of Director’s death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, the Award shall be settled in shares of Safeco common stock, regardless of any vesting period. Such shares shall be issued to Director or the personal representative of Director’s estate, as the case may be, as soon as practical following the date of death or the date of termination of service due to determination of disability (the “Disability Termination Date”). Director or Director’s personal representative may request a cash payment in lieu of stock, in which case the cash payment shall equal the fair market value of the shares at the date of death or the Disability Termination Date.

6. Corporate Transactions. In the event of a Change in Control of Safeco, the Award shall be settled by a payment in cash. The fair market value of each share underlying the Award shall be equal to the greater of (i) the fair market value of a share of Safeco common stock as of the date on which a Change in Control occurs, and (ii) the highest price of a share of Safeco common stock that is paid or offered to be paid by any Person or entity in connection with any transaction that constitutes a Change in Control.

7. Deferral of Dividends and Award Settlement. Director may elect to defer the dividends accrued on the shares underlying the Award and the settlement of the Award as provided in the Safeco Corporation Deferred Compensation Plan for Directors, as it may be amended from time to time, or any other plan or arrangement under which settled restricted stock rights or dividends accrued on restricted stock rights are permitted to be deferred. Please note that the American Jobs Creation Act enacted on October 22, 2004 (“AJCA”) may have an impact on the deferral of compensation, including the settlement of the Award. Following additional guidance from the U.S. Department of Treasury, Safeco will evaluate the impact of the AJCA and will determine if the election to defer the settlement of Awards, in addition to other types of compensation, will be available to Director.

8. Rights Not Transferable. The Award granted to Director hereunder shall not be subject to execution, attachment or similar process. The Award may not be assigned, pledged or transferred in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution. During Director’s lifetime, only Director or Director’s guardian may exercise any right granted hereunder.

9. Rights as Shareholder. Neither Director, nor Director’s personal representative, heir, legatee or distributee, shall be deemed to be a holder of, or to have any rights with respect to, any shares underlying the Award until such shares are issued.

10. No Separate Fund. Safeco has not set aside or segregated any assets or established any separate account or fund to insure payment of its obligations hereunder.

11. Incorporated Provisions. Except for certain provisions of the Plan whose application is clearly limited to employee participants, the provisions of the Plan, as it may be amended from time to time, shall apply to the Award granted hereunder.

Dated this 4th day of May, 2005

Safeco Corporation

By:
Michael S. McGavick, Chairman, President and CEO

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